EXHIBIT 99.1

Pacific Premier Bancorp, Inc. Acquires Canyon National Bank

Costa Mesa, Calif., February 11, 2011 -- Pacific Premier Bancorp, Inc.  (NASDAQ: PPBI) (the “Company”), the holding company of Pacific Premier Bank (“Pacific Premier”), announced today that Pacific Premier has acquired the banking operations of  Canyon National Bank (“Canyon National”) located in Palm Springs, California.  Canyon National was closed today by the Office of Comptroller of the Currency, which appointed the Federal Deposit Insurance Corporation ("FDIC") as receiver.  To protect the depositors, the FDIC entered into an agreement with Pacific Premier to assume all the deposits and essentially all of the assets of Canyon National which operates three branches in Palm Springs and Palm Desert, California.

The transaction was structured as a whole bank purchase and assumption without a loss sharing agreement with the FDIC.  The FDIC accepted Pacific Premier’s bid, which included no deposit premium.  Canyon National had approximately $210.9 million in total assets and $205.3 million in total deposits at December 31, 2010.  No assets or liabilities of Canyon National’s holding company were acquired by Pacific Premier in the transaction.

Steven R. Gardner, President and Chief Executive Officer of Pacific Premier commented on the acquisition "We are excited to welcome the customers and employees of Canyon National to our family and look forward to the benefits this acquisition should bring to the businesses and residents of the Palm Springs area as well as to Pacific Premier.  We want depositors of Canyon National to be confident in knowing that they will be banking with a strong, locally owned financial institution that is well established in the Southern California market.  We also reassure all customers of Canyon National that they will continue to conduct business as normal with the employees with whom they have built a solid long term relationship."

Mr. Gardner continued, "This acquisition provides an excellent opportunity for Pacific Premier to expand our branch footprint, acquire an attractive deposit franchise and grow interest earning assets at a discount.  Canyon National had a strong deposit franchise with approximately $65 million of DDA, $30 million of NOW accounts and a cost of deposits of 55 basis points at December 31, 2010.  Lastly, the transaction structure provides us with maximum flexibility to aggressively manage assets based on our proven loss mitigation strategy and to maximize the benefits of this acquisition."

The former Canyon National branches will open at normal banking hours — on Saturday, February 12, 2011 for the Palm Springs Smoketree and Palm Dessert Country Club branches and Monday, February 14, 2011 for the Tahquitz branch.  Pacific Premier is working closely with Canyon National personnel to ensure that customers will be able to conduct business as usual, with full access to deposits, loans, ATM/Debit cards, online banking, automatic bill pay service and other electronic banking services.  Checks drawn on Canyon National will continue to be processed.  Loan customers should continue to make their payments in the same manner they have previously.

This acquisition increases Pacific Premier's branch network to 9 locations in Southern California and expands our footprint by extending from Los Angeles, Orange and San Bernardino Counties into neighboring Riverside County.  Deposits will continue to be insured by the FDIC up to the maximum permitted by law.

The Company owns all of the capital stock of Pacific Premier.  Pacific Premier provides business and consumer banking products to its customers through our six full-service depository branches in Southern California located in the cities of San Bernardino, Seal Beach, Huntington Beach, Los Alamitos, Costa Mesa and Newport Beach.

FORWARD-LOOKING COMMENTS

The statements contained herein that are not historical facts are forward-looking statements based on management's current expectations and beliefs concerning future developments and their potential effects on the Company.  Such statements involve inherent risks and uncertainties, many of which are difficult to predict and are generally beyond the control of the Company.  There can be no assurance that future developments affecting the Company will be the same as those anticipated by management.  The Company cautions readers that any number of factors could cause actual results to differ materially from those expressed in, or implied or projected by, such forward-looking statements.  Factors that could cause actual results to differ materially from those expressed in the forward-looking statements are discussed in the Company’s 2009 Annual Report on Form 10-K filed with the Securities and Exchange Commission (“SEC”) and available at the SEC's Internet site (http://www.sec.gov).  The Company specifically disclaims any obligation to update any factors or to publicly announce the result of revisions to any of the forward-looking statements included herein to reflect future events or developments.

Contact:

Pacific Premier Bank

Steven R. Gardner
President/CEO
714.431.4000

Kent J. Smith
Senior Vice President/CFO
714.431.4000